UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

May 14, 2013

Date of Report (Date of earliest event reported)

CVR Refining, LP

(Exact name of Registrant as specified in its charter)

Delaware	001-35781	37-1702463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2277 Plaza Drive, Suite 500

Sugar Land, Texas 77479

(Address of principal executive offices)

(281) 207-3200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Underwriting Agreement

On May 14, 2013, CVR Refining, LP (the “Partnership”) entered into an Underwriting Agreement by and among the Partnership, CVR Refining GP, LLC, the general partner of the Partnership (the “General Partner”), CVR Refining Holdings, LLC (“CVR Refining Holdings”) on one hand, and Credit Suisse Securities (USA), LLC as representative of the several underwriters named therein (the “Underwriters”), on the other hand, relating to the sale of common units representing limited partner interests in the Partnership (the “Common Units”). The Underwriting Agreement provides for the offer and sale (the “Offering”) by the Partnership, and purchase by the Underwriters, of 12,000,000 Common Units at a price of $29.8275 per Common Unit, net of underwriting discounts and commissions. Pursuant to the Underwriting Agreement, the Partnership also granted the Underwriters a 30-day option to purchase up to an additional 1,800,000 Common Units. The material terms of the Offering are described in the prospectus, dated May 14, 2013 (the “Prospectus”), filed by the Partnership with the Securities and Exchange Commission (the “Commission”) on May 15, 2013, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-187631), initially filed by the Partnership on March 29, 2013.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Partnership and General Partner have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering of the Firm Units closed on May 20, 2013, and the Partnership received proceeds from the Offering of approximately $357.9 million (net of underwriting discounts and commissions). The net proceeds of the Offering were used to redeem 12,000,000 Common Units that were held by CVR Refining Holdings. If the underwriters exercise their option to purchase additional Common Units, the Partnership will use the proceeds therefrom to redeem additional Common Units from CVR Refining Holdings equal to the number of Common Units purchased by the underwriters pursuant to their option.

The foregoing description is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Relationships

Each of the Partnership, the General Partner and CVR Refining Holdings is an indirect wholly owned subsidiary of CVR Energy, Inc. (“CVR Energy”). As a result, certain individuals, including officers and directors of the General Partner or CVR Energy, serve as officers and/or directors of more than one of such other entities.

Certain of the Underwriters and their affiliates have in the past, and may in the future, perform investment banking, commercial banking, advisory and other services for the Partnership and its affiliates from time to time for which they have received, and may in the future receive, customary fees and expenses.

As more fully described in the Prospectus, immediately before this Offering, CVR Refining Holdings directly or indirectly owned 120,000,000 Common Units, representing an approximate 81% limited partner interest in the Partnership. Following this Offering, CVR Refining Holdings now owns 108,000,000 Common Units, and will own 106,200,000 Common Units if the underwriters exercise in full their option, representing an approximate 73% or 72% limited partner interest in the Partnership, respectively.

In addition, American Entertainment Properties Corp., an affiliate of Icahn Enterprises, L.P. (“Icahn Enterprises”), signed an agreement to purchase 2,000,000 Common Units from an affiliate of CVR Refining Holdings in a concurrent privately negotiated transaction at a price per Common Unit equal to the price per Common Unit paid by the public in this Offering. The transaction is expected to close on or around May 23, 2013. Following the closing of the transaction, Icahn Enterprises and its affiliates (excluding CVR Refining Holdings) will own approximately 4.1% of the Partnership’s outstanding Common Units. Icahn Enterprises is the majority stockholder of CVR Energy.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description of the Exhibit

1.1	Underwriting Agreement, dated as of May 14, 2013, by and among CVR Refining, LP, CVR Refining GP, LLC, CVR Refining Holdings, LLC and Credit Suisse Securities (USA), LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVR REFINING, LP

	By:	CVR Refining GP, LLC,
its general partner

Date: May 20, 2013	By:	/s/ Susan M. Ball
Susan M. Ball
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description of the Exhibit

1.1	Underwriting Agreement, dated as of May 14, 2013, by and among CVR Refining, LP, CVR Refining GP, LLC, CVR Refining Holdings, LLC and Credit Suisse Securities (USA), LLC.

5